Exhibit 23.1

AUDITORS’ CONSENT

The Board of Directors

Miranda Technologies Inc.

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-74923, No. 333-51088, No. 333-80229, No. 333-73790, No. 333-138177, No. 333-160292, No. 333-107241, No. 333-117906, No. 333-175859 and No. 333-138179) of Belden Inc., or its predecessor Belden 1993 Inc., of our report dated February 28, 2012, with respect to the consolidated statements of financial position of Miranda Technologies Inc. as at December 31, 2011, December 31, 2010 and January 1, 2010 and the related consolidated statements of comprehensive income, changes in equity and cash flows for years ended December 31, 2011 and December 31, 2010, which report appears in the Form 8-K/A of Belden Inc. dated August 10, 2012.

/s/ KPMG LLP

August 10, 2012

Montréal, Canada